Exhibit 99.1

MEMORANDUM

TO:	EarthLink Board of Directors and Executive Officers

FROM:	Sam DeSimone

DATE:	February 17, 2004

RE:	Notice of Blackout Period

EarthLink, Inc. (“EarthLink”) is conducting a rescission offer with respect to shares of EarthLink common stock that were purchased on behalf of current and former participants (“Participants”) in the EarthLink, Inc. 401(k) Plan (and/or the MindSpring Enterprises, Inc. 401(k) Plan that was combined with the EarthLink, Inc. 401(k) Plan) (the “401(k) Plan”) with salary deferral and rollover contributions during the time period from February 4, 2000 through July 15, 2002.  The rescission offer is being conducted because such shares of EarthLink common stock were not properly registered under the Securities Act of 1933.

This notice is to inform you that, as a director or executive officer of EarthLink, you will be restricted, except in limited circumstances, from, directly or indirectly, purchasing, acquiring, exercising, selling or otherwise transferring for the limited time period specified below those shares, or options to acquire shares, of EarthLink common stock you acquired in connection with your service or employment as a director or executive officer of EarthLink.  Any EarthLink common stock you purchase or dispose of during the specified period is presumed to have been acquired in connection with your service or employment with EarthLink.  If you are scheduled or plan to purchase, acquire, exercise, sell or otherwise transfer of shares of EarthLink common stock during the period specified below, whether pursuant to a 10b5-1(c) sales plan or otherwise, you must notify me at 404-815-0770 to determine whether you are permitted to complete the transaction.

Participants accepting the rescission offer will be temporarily unable to transfer assets held in their 401(k) Plan account to and from EarthLink common stock for the limited time period specified below.  In addition, Participants will be temporarily unable to obtain a loan or a distribution (including a hardship withdrawal) from the 401(k) Plan during this period.  This period, during which Participants will be unable to exercise these rights otherwise available under the 401(k) Plan, is called a ‘‘blackout period.’’  The blackout period will neither affect Participants’ ability to allocate ongoing salary deferral and/or rollover contributions to EarthLink common stock, nor will it affect their ability to invest in the other funds under the 401(k) Plan.

The blackout period for the 401(k) Plan will be in effect beginning 4:00 p.m. (Eastern Time) on March 26, 2004 through not later than April 2, 2004 (unless extended).  You may call me at

404-815-0770 during the week of March 29, 2004 for information about the actual end date of the blackout period.

If you have any questions concerning this notice, please call me at 404-815-0770.